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[INSERT LOGO]  JEFFERSON SAVINGS
               BANCORP, INC.

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FOR IMMEDIATE RELEASE                                    FOR MORE INFORMATION
                                                         Paul J. Milano
                                                         Chief Financial Officer
                                                         (314) 227-3000

NASDAQ Symbol: JSBA
In newspaper stock tables generally JeffSvg

                       JEFFERSON SAVINGS BANCORP REPORTS
                        RECAPTURE OF LOAN LOSS RESERVES
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ST. LOUIS, June 1, 1998...Jefferson Savings Bancorp, Inc. (the Company) today announced that it intends to recapture $1.2 million of loan loss reserves by recording a credit to the provision for loan losses during the second quarter. The effect of the recapture will be to increase net income by $1.2 million. The recapture stems from a recently completed examination of the Company and its subsidiaries by the Office of Thrift Supervision (OTS) which is their primary regulator. Also as a result of the examination, the OTS terminated the Supervisory Agreement, dated September 25, 1997, between the OTS and First Federal Savings Bank of North Texas, a wholly owned subsidiary of the Company.

OTS examiners had previously required, after a 1997 examination, that the Company's Texas subsidiary base its loan loss reserves on certain thrift industry average loss experiences that were significantly higher than the actual loan loss experience of the Texas subsidiary. Like other financial institutions, the Company maintains an allowance for loan losses at an amount considered adequate to provide for potential losses. In establishing the allowance, management considers numerous factors including, but not limited to, general economic conditions, loan portfolio composition and prior loss experience. The Company believes that the $1.2 million reserve recapture will result in a reserve level that, on a consolidated basis, will be adequate to provide for potential losses.


       14915 Manchester Road . Ballwin, Missouri 63011 . (314) 227.3000

                                                                   Exhibit 99(a)


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